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                                                                     Exhibit 8.2

                                                              1st December, 2003


China Life Insurance Company Limited
16 Chaowai Avenue
Chaoyang District
Beijing 100020
China

Dear Sirs,

[NAME IN CHINESE CHARACTERS] China Life Insurance Company Limited (the Company)

We act as Hong Kong counsel for the Company, a joint stock limited company incorporated in the People's Republic of China (PRC), in connection with the proposed offering of its H shares and American depositary shares representing such H shares (ADSs).

We have reviewed the section headed "Taxation--Hong Kong" on pages 219 and 220 of the Form F-1 Registration Statement dated 1st December, 2003 (the F-1) for the purposes of the public filing of the F-1 with the United States Securities and Exchange Commission. We have also reviewed such Hong Kong laws and regulations as we consider necessary for the purpose of giving this opinion. We have not examined any other documents or carried out any searches or enquiries for the purpose of this letter.

This opinion is given only as to the laws of the Hong Kong Special Administrative Region of the PRC as in force at the date of this opinion. We have made no investigation and no opinion is expressed or implied as to the laws of any other jurisdiction, including the United States. This opinion is being given to you solely for use in connection with the proposed offering of ADSs in the United States. It may not be relied upon by any other person or used for any other purpose.

Based on and subject to the foregoing, we are of the opinion that the statements as set out in the section headed "Taxation--Hong Kong" on pages 219 and 220 of the F-1, in so far as such statements constitute summaries of provisions of Hong Kong laws or regulations, are correct and accurate in all material respects.

We hereby consent to this opinion being publicly filed as an exhibit to the F-1 with the United States Securities and Exchange Commission on 1st December, 2003.

Yours faithfully,

/s/ Allen & Overy

Allen & Overy